Exhibit 99.1

Enviva Partners, LP Reports Financial Results for First Quarter 2019 and Announces Fifteenth Consecutive Distribution Increase

BETHESDA, MD, May 8, 2019 — Enviva Partners, LP (NYSE: EVA) (“Enviva,” the “Partnership,” or “we”) today reported financial and operating results for the first quarter of 2019.

Highlights:

•                  The Partnership declared a quarterly distribution of $0.645 per unit, its fifteenth consecutive quarterly increase, and announced it expects to distribute at least $2.65 per common unit for full-year 2019

•                  For the first quarter of 2019, the Partnership reported a net loss of $8.9 million, as compared to a net loss of $19.3 million for the first quarter of 2018, and an adjusted EBITDA increase to $21.6 million, as compared to adjusted EBITDA of $17.6 million for the first quarter of 2018

•                  The Partnership executed a new off-take contract with RWE Supply & Trading GmbH to supply 1,000,000 metric tons over a five-year period commencing in 2020

•                  Following completion of the previously announced Hamlet Transaction, the Partnership is finalizing construction of the Hamlet plant and has begun commissioning major process islands

“Our plant and port facilities delivered operating and financial results consistent with our expectations for what is historically our most seasonally challenging quarter,” said John Keppler, Chairman and Chief Executive Officer of Enviva.  “As we progress through the second quarter and into the back half of the year, we are excited about the opportunity to bring our new Hamlet plant online and for our sponsor to begin construction on the next set of fully contracted assets in our Port of Pascagoula cluster.  With its confidence in the underlying business and the Partnership’s growth trajectory, the Board declared a distribution of $0.645 per unit, our 15th consecutive quarterly increase since our IPO.”

First Quarter Financial Results

For the first quarter of 2019, we generated net revenue of $158.4 million, an increase of 26.4 percent, or $33.0 million, from the corresponding quarter of 2018.  Included in net revenue were product sales of $156.6 million on 843,000 metric tons of wood pellets sold during the first quarter of 2019, as compared to $122.3 million on 648,000 metric tons of wood pellets sold during the corresponding quarter of 2018.  The $34.3 million increase in product sales was primarily attributable to a 30.1 percent increase in sales volumes, partially offset by a decrease in pricing due primarily to customer contract mix.  Other revenue was $1.8 million for the first quarter of 2019, as compared to $3.0 million for the corresponding quarter of 2018.  The decrease was primarily due to lower fees received from off-take customers requesting scheduling accommodations.

For the first quarter of 2019, we generated gross margin of $9.9 million, as compared to $(5.0) million for the corresponding period in 2018, an increase of approximately $14.9 million.  Adjusted gross margin was $27.6 million for the first quarter of 2019, as compared to $21.6 million for the first quarter of 2018.  Adjusted gross margin per metric ton was $32.73 for the first quarter of 2019, as compared to adjusted gross margin per metric ton of $33.40 for the first quarter of 2018.  Adjusted gross margin per metric ton decreased due to customer contract mix and higher production costs associated with more significant and longer lasting seasonal factors.

For the first quarter of 2019, net loss was $8.9 million, as compared to a net loss of $19.3 million for the first quarter of 2018.  Adjusted EBITDA for the first quarter of 2019 was $21.6 million, as compared to $17.6 million for the corresponding quarter of 2018.  The increase was primarily due to higher sales volumes, partially offset by lower pricing due to customer contract mix and higher production costs associated with more significant and longer lasting seasonal factors.  Distributable cash flow, prior to any distributions attributable to incentive distribution rights paid to our general partner, was $11.8 million for the first quarter of 2019, as compared to $8.8 million for the corresponding quarter of 2018.

As of March 31, 2019, the Partnership had $106.7 million of cash on hand and $119.0 million of borrowings outstanding under its senior secured revolving credit facility.  The $46.0 million increase in revolving borrowings in the first quarter of 2019 is due primarily to funding of capital expenditures and timing of changes in working capital.

Distribution

The board of directors of our general partner (the “Board”) declared a distribution of $0.645 per common unit for the first quarter of 2019.  This distribution represents the fifteenth consecutive distribution increase since the Partnership’s initial public offering.  The Partnership’s distributable cash flow, net of amounts attributable to incentive distribution rights paid to our general partner, of $9.8 million for the first quarter of 2019 covers the distribution for the quarter at 0.51 times.  The distribution coverage ratio for the first quarter of 2019 was impacted by the common units issued in the Registered Direct Offering discussed below.  The quarterly distribution will be paid on Wednesday, May 29, 2019, to unitholders of record as of the close of business on Monday, May 20, 2019.

Acquisition and Financing Activities

The Partnership issued an aggregate of 3,508,778 common units to investors for net proceeds of approximately $100.0 million in a registered direct offering in March of 2019 (the “Registered Direct Offering”).

Moreover, as previously announced, on April 1, 2019, the Partnership made the second and final payment (the “Second Payment”) of $74.0 million in deferred consideration, consisting of approximately $24.0 million in cash and the issuance of 1,691,627 common units, for its October 2017 acquisition of the deep-water marine terminal in Wilmington, North Carolina from Enviva Wilmington Holdings, LLC (the “First JV”), the sponsor’s first development joint venture.  In connection with the Second Payment, the Partnership commenced the associated terminal services agreement to handle contracted volumes from the Hamlet plant (the “Hamlet Throughput”).

In addition, on April 2, 2019, the Partnership completed the purchase (the “Hamlet Transaction”) of the sponsor’s interest in the First JV and related credit facility for total consideration of $165.0 million.  The Partnership will consolidate the financial results of the First JV.  The First JV owns a wood pellet production plant under construction in Hamlet, North Carolina (the “Hamlet plant”) and a firm, 15-year take-or-pay off-take contract (the “MGT contract”) to supply MGT Power Ltd.’s Tees Renewable Energy Plant with nearly one million metric tons per year (“MTPY”) of wood pellets, following a ramp period.  The Partnership made an initial payment for the Hamlet Transaction of $75.0 million consisting of $25.0 million in cash and 1,681,237 common units at closing and will pay an additional $50.0 million upon commencement of commercial operations (“COD”) of the Hamlet plant and $40.0 million upon the later of COD and January 2, 2020.  COD of the Hamlet plant is expected to occur in June 2019.

The Partnership issued approximately $200.0 million in common units (6,881,642 common units) in connection with the above transactions as partial consideration for the Hamlet Transaction and the Second Payment, as well as partial financing for the Partnership’s previously announced production capacity expansions at its wood pellet production plants in Northampton, North Carolina and Southampton, Virginia (the “Mid-Atlantic Expansions”).  The Partnership expects to finance the remaining payments for the Hamlet Transaction and the additional capital anticipated to be required to complete construction of the Hamlet plant and the Mid-Atlantic Expansions with borrowings under its $350 million senior secured revolving credit facility.

Barclays Capital, Inc., BMO Capital Markets Corp., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, and RBC Capital Markets, LLC advised the Partnership on its financing activities.

Outlook and Guidance

With the benefit of the Hamlet Transaction and the Hamlet Throughput, the Partnership expects full-year 2019 net income to be in the range of $18.9 million to $26.9 million and adjusted EBITDA to be in the range of $140.7 million to $148.7 million.  The estimated range of adjusted EBITDA for full-year 2019 includes the benefit of approximately $10.7 million of MSA Fee Waivers discussed below.  In our press release issued March 25, 2019, the benefit of the MSA Fee Waivers was not included in estimated adjusted EBITDA, but was included in estimated distributable cash flow.  The Partnership expects to incur maintenance capital expenditures of $6.8 million and interest expense net of amortization of debt issuance costs and original issue discount, before accounting for the impact from incremental borrowings related to Chesapeake Incident and Hurricane Events, of $41.9 million.  As a result, the Partnership continues to expect full-year 2019 distributable cash flow to be in the range of $92.0 million to $100.0 million, prior to any distributions attributable to incentive distribution rights paid to our general partner.  Similar to previous years, the Partnership expects adjusted EBITDA and distributable cash flow for the second half of 2019 to be significantly higher than for the first half of the year.  For full-year 2019, the Partnership expects to distribute at least $2.65 per common unit.

The guidance amounts provided above, including the distribution expectations, include the benefit of the Hamlet Transaction and the Hamlet Throughput and reflect the associated financing activities described above.  The guidance amounts provided above do not include the impact of any additional acquisitions by the Partnership from the sponsor, its joint venture, or third parties, or any additional recoveries related to the Chesapeake Incident and the Hurricane Events.  The Partnership’s quarterly income and cash flow are subject to seasonality and the mix of customer shipments made, which vary from period to period.  When determining the distribution for a quarter, the Board evaluates the Partnership’s distribution coverage ratio on an annual basis and considers the expected distributable cash flow, net of expected amounts attributable to incentive distribution rights paid to our general partner.

“By issuing $200 million of equity, we have pre-funded the equity capital needs associated with the Hamlet Transaction and the Mid-Atlantic Expansions,” said Shai Even, Chief Financial Officer of Enviva.  “The incremental units issued, combined with seasonality impacts that are associated with the first half of the year, will temporarily impact our distribution coverage ratio; however, we expect much stronger adjusted EBITDA and higher distribution coverage for the second half of 2019 and continue to target a distribution coverage ratio of 1.20 times on a forward-looking annual basis.”

Market and Contracting Update

Our strategy is to fully contract the wood pellet production from our plants under long-term, take-or-pay off-take contracts.  The Partnership’s current production capacity is matched with a portfolio of firm off-take contracts that has a total weighted-average remaining term of 10.5 years and a total product sales backlog of $9.9 billion as of April 2, 2019.  Assuming all volumes under the firm off-take contracts held by our sponsor and its joint venture, which we expect to have the opportunity to acquire, were included, our total weighted-average remaining term and product sales backlog would increase to 12.2 years and $14.4 billion, respectively.

The Partnership executed a new, firm 5-year take-or-pay off-take contract with RWE Supply & Trading GmbH to service its growing demand for wood pellets in the Netherlands and elsewhere.  Deliveries under the contract are expected to commence in 2020 with volumes of 200,000 MTPY of wood pellets.

In addition, our sponsor’s previously announced 18-year take-or-pay off-take contract with Sumitomo Corporation to supply wood pellets to a new biomass power plant located in Fukushima Prefecture in Japan is now firm, as all conditions precedent to the effectiveness of the contract have been satisfied.  Deliveries under this contract are expected to commence in 2022 with volumes of 440,000 MTPY of wood pellets.

Several recent developments demonstrate the continued strong growth expected in global demand for industrial-grade wood pellets:

•                  After the finalization of the Renewable Energy Directive II (RED II) in December 2018, EU Member States now have until June 2020 to adopt it into national law through integrated National Energy and Climate Plans. The resulting national policies are expected to provide further impetus for new biomass demand across the EU.

•                  Pursuant to its final report published in late January 2019, Germany’s Commission on Growth, Structural Economic Change and Employment, otherwise known as the “Coal Commission,” established the goal of decommissioning 12.5 gigawatts (“GWs”) of coal-fired power generation capacity by 2022 and more than 25.0 GWs by 2030.  The German government has declared it will adopt the report’s goals into national law, providing a potential driver for utilities in Germany to develop industrial-scale biomass projects to convert or replace coal-based assets.

•                  In Japan, all energy suppliers must achieve a minimum share of 44 percent of power generation from non-fossil fuel energy sources by 2030.  To achieve and sustain the target energy mix beyond the 20-year term of the current feed-in-tariff (“FiT”) scheme, several leading firms have started to evaluate biomass projects without FiT scheme support.

•                  Under South Korea’s Renewable Portfolio Standard, power companies with installed power capacity of greater than 500 megawatts must increase the mix of renewable energy in their total power generation from 5 percent in 2018 to 10 percent in 2023.  If all dedicated and co-fired biomass projects currently planned as a result of this regulatory framework were to come online, the country’s demand for industrial wood pellets would double by 2023.

Sustainability

Through programs like the Enviva Forest Conservation Fund (the “Conservation Fund”), our sponsor continues to work with our local partners to conserve forest land and support forest growth.  On March 15, 2019, the Conservation Fund celebrated the dedication of the Salmon Creek State Natural Area, a 1,000-acre property in Bertie County, North Carolina.  The property contains ecologically significant cypress gum swamps and bottomland hardwood forests and is also the subject of archaeological research by the First Colony Foundation.  More recently, on April 24, 2019, the Conservation Fund made a grant to a Virginia Outdoors Foundation project to acquire and establish a conservation easement for the “Shand’s Tract,” which contains 8,000 feet of frontage along the Nottoway River, as well as 425 acres of cypress and tupelo swampland.  In addition to protecting a critical habitat for threatened species, this project will enhance permanent public access to the waterway.

The Partnership and the sponsor’s biomass feedstock sourcing practices play an important role in restoring critical forest ecosystems in the Southeastern United States, particularly longleaf pine savanna.  Longleaf is an ecosystem that supports dozens of threatened and endangered species, but it has declined significantly across the Southeastern coastal plain.  In collaboration with the North Carolina Coastal Land Trust, our sponsor has supported several longleaf restoration projects, including a recent 25-acre project in Craven County, North Carolina.

Our sponsor also recently released the latest data under its industry leading Track & Trace® system.  Over the same period as the Partnership’s and our sponsor’s use of wood fiber grew from approximately 2.2 million metric tons in 2014 to approximately 5.4 million metric tons in 2018, forest inventory in the Partnership’s and our sponsor’s sourcing region increased by approximately 160 million metric tons (an 8.1 percent increase).  The data shows that forest inventory growth and therefore increases in carbon stocks result from the market incentives created by a healthy forest products industry, of which our company is an integral part.

Enviva’s wood pellets directly displace coal in power generation and heating applications, lowering the lifecycle greenhouse gas emissions profile of utilities and effectively eliminating the harmful trace element emissions like mercury and arsenic from burning coal.  Through 2018, wood pellets supplied by the Partnership and our sponsor have effectively displaced 14 million metric tons of coal.  With existing contracts running through 2040, the Partnership and our sponsor are on track to displace another 65 million metric tons of coal.

Partnership Development Activities

The Partnership expects the Hamlet plant to achieve COD in June 2019 and reach its nameplate production capacity of approximately 600,000 MTPY in 2021.  The Partnership is finalizing construction of the Hamlet plant and has begun commissioning major process islands.  As the Partnership completed the Hamlet Transaction before the Hamlet plant has achieved COD and the MGT contract has reached full contracted volumes, the sponsor executed a make-whole agreement with the Partnership pursuant to which, among other things, the sponsor agreed to (i) guarantee certain cash flows from the Hamlet plant until June 30, 2020 and (ii) reimburse construction cost overruns in excess of budgeted capital expenditures for the Hamlet plant, subject to certain limited exceptions.  In addition, the sponsor has executed agreements with (i) the First JV, pursuant to which the sponsor will waive certain management services and other fees that otherwise would be owed by the First JV until the later of July 1, 2019 and COD and (ii) the Partnership, pursuant to which the sponsor will waive certain management services and other fees that otherwise would be owed by the Partnership until June 30, 2020 (collectively, the “MSA Fee Waivers”).

The Mid-Atlantic Expansions also are progressing, as detailed engineering is nearing completion and major pieces of equipment have been ordered.  The Partnership expects completion of the expansion activities in the first half of 2020 with startup shortly thereafter, subject to receiving necessary permits.

Sponsor Development Activities

The sponsor’s second development joint venture (the “Second JV”) continues to invest incremental capital in its wood pellet production plant in Greenwood, South Carolina (the “Greenwood plant”).  The Partnership currently purchases wood pellets produced by the Greenwood plant under a take-or-pay off-take contract.  The Second JV expects to increase the Greenwood plant’s production capacity from 500,000 MTPY to 600,000 MTPY, subject to receiving necessary permits.

The sponsor’s Second JV continues to progress pre-construction activities for a deep-water marine terminal in Pascagoula, Mississippi and a wood pellet production plant in Lucedale, Mississippi.  In addition, the sponsor continues to evaluate additional development locations to support existing and anticipated future off-take contracts, including sites in Alabama and Mississippi around the planned Pascagoula terminal, as well as locations near the Partnership’s existing terminals in the Port of Chesapeake, Virginia and Port of Wilmington, North Carolina.

The Partnership expects to have the opportunity to acquire these assets and related off-take contracts from our sponsor and its development joint venture.

Presentation of Financial Results

In addition to presenting our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), in certain cases we have provided financial results excluding the financial impact of the previously reported fire incident at the Partnership’s marine export terminal in Chesapeake, Virginia (the “Chesapeake Incident”), which occurred during the first quarter of 2018,  and Hurricanes Florence and Michael (the “Hurricane Events”), which occurred during the second half of 2018.  References herein to the financial impact of the Chesapeake Incident and/or the Hurricane Events include the approximate costs incurred during the first quarter of 2018 and the first quarter of 2019, as applicable, offset by insurance recoveries received.

Conference Call

We will host a conference call with executive management related to our first quarter 2019 results and a more detailed market update at 10:00 a.m. (Eastern Time) on Thursday, May 9, 2019.  Information on how interested parties may listen to the conference call is available on the Investor Relations page of our website (www.envivabiomass.com). A replay of the conference call will be available on our website after the live call concludes.

About Enviva Partners, LP

Enviva Partners, LP (NYSE: EVA) is a publicly traded master limited partnership that aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets. The Partnership sells a significant majority of its wood pellets through long-term, take-or-pay agreements with creditworthy customers in the United Kingdom and Europe. The Partnership owns and operates six plants with a combined production capacity of nearly three million metric tons of wood pellets per year in Virginia, North Carolina, Mississippi, and Florida and is nearing completion of construction of a seventh plant with a nameplate production capacity of approximately 600,000 metric tons in Hamlet, North Carolina. In addition, the Partnership exports wood pellets through its owned marine terminal assets at the Port of Chesapeake, Virginia and the Port of Wilmington, North Carolina and from third-party marine terminals in Mobile, Alabama and Panama City, Florida.

To learn more about Enviva Partners, LP, please visit our website at www.envivabiomass.com.

Notice

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b)(4). Brokers and nominees should treat 100 percent of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Financial Statements

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except number of units)

	March 31, 2019	December 31, 2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$106,745	$2,460
Accounts receivable	64,904	54,794
Insurance receivables	1,300	5,140
Related-party receivables	13,558	1,392
Inventories	27,999	31,490
Prepaid expenses and other current assets	2,391	2,235
Total current assets	216,897	97,511

Property, plant and equipment, net	560,372	557,028
Operating lease right-of-use assets, net	26,957	—
Goodwill	85,615	85,615
Other long-term assets	5,939	8,616
Total assets	$895,780	$748,770

Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$7,667	$15,551
Related-party payables and accrued liabilities	17,294	28,225
Deferred consideration for Wilmington Drop-Down due to related-party	74,000	74,000
Accrued and other current liabilities	58,656	41,400
Current portion of interest payable	13,020	5,434
Current portion of long-term debt and finance lease obligations	2,762	2,722
Total current liabilities	173,399	167,332
Long-term debt and finance lease obligations	475,975	429,933
Long-term operating lease liabilities	27,730	—
Long-term interest payable	1,040	1,010
Other long-term liabilities	2,165	3,779
Total liabilities	680,309	602,054
Commitments and contingencies

Partners’ capital:
Limited partners:
Common unitholders—public (18,176,319 and 14,573,452 units issued and outstanding at March 31, 2019 and December 31, 2018, respectively)	290,845	207,612
Common unitholder—sponsor (11,905,138 units issued and outstanding at March 31, 2019 and December 31, 2018)	60,011	72,352
General partner (no outstanding units)	(135,680)	(133,687)
Accumulated other comprehensive income	295	439
Total partners’ capital	215,471	146,716
Total liabilities and partners’ capital	$895,780	$748,770

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Product sales	$156,599	$122,322
Other revenue	1,770	3,002
Net revenue	158,369	125,324
Cost of goods sold	137,392	121,038
Depreciation and amortization	11,070	9,304
Total cost of goods sold	148,462	130,342
Gross margin	9,907	(5,018)
General and administrative expenses	9,837	6,804
Income (loss) from operations	70	(11,822)
Other income (expense):
Interest expense	(9,633)	(8,645)
Other income, net	640	1,132
Total other expense, net	(8,993)	(7,513)
Net loss	$(8,923)	$(19,335)
Net loss per limited partner common unit:
Basic	$(0.42)	$(0.78)
Diluted	$(0.42)	$(0.78)
Net loss per limited partner subordinated unit:
Basic	$—	$(0.78)
Diluted	$—	$(0.78)
Weighted-average number of limited partner units outstanding:
Common—basic	26,759	14,438
Common—diluted	26,759	14,438
Subordinated—basic and diluted	—	11,905

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(8,923)	$(19,335)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	11,208	9,408
Amortization of debt issuance costs, debt premium and original issue discounts	295	272
Impairment of inventory	—	10,383
Loss on disposal of assets	—	1,130
Unit-based compensation	2,472	1,343
Fair value changes in derivatives	2,216	525
Unrealized gains (losses) on foreign currency transactions, net	92	(69)
Change in operating assets and liabilities:
Accounts and insurance receivables	(6,359)	31,232
Related-party receivables	(8,022)	1,800
Prepaid expenses and other current and long-term assets	(72)	(50)
Inventories	3,366	(16,509)
Derivatives	298	(601)
Accounts payable, accrued liabilities and other current liabilities	(1,229)	8,677
Related-party payables and accrued liabilities	(12,330)	(6,501)
Accrued interest	7,514	7,574
Operating lease liabilities	(893)	—
Other long-term liabilities	98	37
Net cash (used in) provided by operating activities	(10,269)	29,316
Cash flows from investing activities:
Purchases of property, plant and equipment	(11,279)	(1,999)
Net cash used in investing activities	(11,279)	(1,999)
Cash flows from financing activities:
Proceeds from (repayments on) long-term debt and finance lease obligations, net	45,447	(1,172)
Proceeds from common unit issuances, (net, in 2018)	100,000	241
Distributions to unitholders, distribution equivalent rights and incentive distribution rights holder	(19,614)	(17,847)
Payment to General Partner to purchase affiliate common units for Long-Term Incentive Plan vesting	—	(2,341)
Payment for withholding tax associated with Long-Term Incentive Plan vesting	—	(1,665)
Net cash provided by (used in) financing activities	125,833	(22,784)
Net increase in cash, cash equivalents and restricted cash	104,285	4,533
Cash, cash equivalents and restricted cash, beginning of period	2,460	524
Cash, cash equivalents and restricted cash, end of period	$106,745	$5,057

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Continued)

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Non-cash investing and financing activities:
The Partnership acquired property, plant and equipment in non-cash transactions as follows:
Property, plant and equipment acquired included in accounts payable and accrued liabilities	$11,237	$1,587
Property, plant and equipment acquired under finance lease obligations	626	674
Property, plant and equipment transferred from inventories	—	2
Property, plant and equipment capitalized interest	102	—
Distributions included in liabilities	873	1,352
Withholding tax payable associated with Long-Term Incentive Plan vesting	1,870	—
Common unit issuance costs in accrued liabilities	3,339	—
Depreciation capitalized to inventories	442	1,037
Supplemental cash flow information:
Interest paid	$1,929	$795

Non-GAAP Financial Measures

We use adjusted net (loss) income, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to measure our financial performance.

Adjusted Net (Loss) Income

We define adjusted net (loss) income as net (loss) income excluding certain expenses incurred related to the Chesapeake Incident and the Hurricane Events, consisting of emergency response expenses, expenses related to the disposal of inventory, and asset disposal and repair costs, offset by insurance recoveries received, and interest expense associated with incremental borrowings related to the Chesapeake Incident.  We believe that adjusted net (loss) income enhances investors’ ability to compare the past financial performance of our underlying operations with our current performance separate from certain items of gain or loss that we characterize as unrepresentative of our ongoing operations.

Adjusted Gross Margin per Metric Ton

We use adjusted gross margin per metric ton to measure our financial performance. We define adjusted gross margin as gross margin excluding asset disposals, depreciation and amortization, changes in unrealized derivative instruments related to hedged items included in gross margin, and certain items of income or loss that we characterize as unrepresentative of our ongoing operations, including certain expenses incurred related to the Chesapeake Incident and Hurricane Events, consisting of emergency response expenses, expenses related to the disposal of inventory, and asset disposal and repair costs, offset by insurance recoveries received. We believe adjusted gross margin per metric ton is a meaningful measure because it compares our revenue-generating activities to our operating costs for a view of profitability and performance on a per metric ton basis. Adjusted gross margin per metric ton will primarily be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our production plants and the production and distribution of wood pellets.

Adjusted EBITDA

We view adjusted EBITDA as an important indicator of our financial performance. We define adjusted EBITDA as net (loss) income excluding depreciation and amortization, interest expense, income tax expense, early retirement of debt obligations, non-cash MSA Fee Waivers and unit compensation expenses, asset impairments and disposals, changes in unrealized derivative instruments related to hedged items included in gross margin and other income and expense, and certain items of income or loss that we characterize as unrepresentative of our ongoing operations, including certain expenses incurred related to the Chesapeake Incident and Hurricane Events, consisting of emergency response expenses, expenses related to the disposal of inventory, and asset disposal and repair costs, offset by insurance recoveries received.  Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.

Distributable Cash Flow

We define distributable cash flow as adjusted EBITDA less maintenance capital expenditures and interest expense net of amortization of debt issuance costs, debt premium, original issue discounts, and the impact from incremental borrowings related to the Chesapeake Incident and Hurricane Events.  We use distributable cash flow as a performance metric to compare the cash-generating performance of the Partnership from period to period and to compare the cash-generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. We do not rely on distributable cash flow as a liquidity measure.

Limitations of Non-GAAP Measures

Adjusted net (loss) income, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow are not financial measures presented in accordance with GAAP.  We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures.  Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures.  You should not consider adjusted net (loss) income, adjusted gross margin per metric ton, adjusted EBITDA, or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP.

Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of adjusted net loss, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to the most directly comparable GAAP financial measures, as applicable, for each of the periods indicated.

	Three Months Ended March 31,
	2019	2018
	(in thousands)
Reconciliation of net loss to adjusted net loss:
Net loss	$(8,923)	$(19,335)
Chesapeake Incident and Hurricane Events	289	16,590
Interest expense from incremental borrowings related to Chesapeake Incident and Hurricane Events	490	—
Adjusted net loss	$(8,144)	$(2,745)

	Three Months Ended March 31,
	2019	2018
	(in thousands except per metric ton)
Reconciliation of gross margin to adjusted gross margin per metric ton:
Gross margin	$9,907	$(5,018)
Depreciation and amortization	11,070	9,304
Chesapeake Incident and Hurricane Events	359	16,590
Changes in unrealized derivative instruments	2,010	769
Acquisition costs(1)	4,243	—
Adjusted gross margin	$27,589	$21,645
Metric tons sold	843	648
Adjusted gross margin per metric ton	$32.73	$33.40

	Three Months Ended March 31,
	2019	2018
	(in thousands)
Reconciliation of net loss to adjusted EBITDA and distributable cash flow:
Net loss	$(8,923)	$(19,335)
Add:
Depreciation and amortization	11,208	9,408
Interest expense	9,633	8,645
Non-cash unit compensation expense	2,472	1,343
Chesapeake Incident and Hurricane Events	289	16,590
Changes in the fair value of derivative instruments	2,010	769
Acquisition costs(1),(2)	4,927	153
Adjusted EBITDA	21,616	17,573
Less:
Interest expense, net of amortization of debt issuance costs, debt premium, original issue discount and impact from incremental borrowings related to Chesapeake Incident and Hurricane Events	8,848	8,373
Maintenance capital expenditures	928	388
Distributable cash flow attributable to Enviva Partners, LP	11,840	8,812
Less: Distributable cash flow attributable to incentive distribution rights(3)	2,042	1,264
Distributable cash flow attributable to Enviva Partners, LP limited partners	$9,798	$7,548

Cash distributions declared attributable to Enviva Partners, LP limited partners(3)	$19,403	$16,509

Distribution coverage ratio(3)	0.51	0.46

The following table provides a reconciliation of the estimated range of adjusted EBITDA to the estimated range of net (loss) income, in each case for the twelve months ending December 31, 2019 (in millions):

Twelve Months Ending December 31, 2019
Estimated net (loss) income	$18.9 - 26.9
Add:
Depreciation and amortization	49.1
Interest expense	43.1
Non-cash unit compensation expense	9.7
Chesapeake Incident and Hurricane Events	0.3
Changes in the fair value of derivative instruments	2.0
Acquisition costs(1),(2)	4.9
MSA Fee Waivers	10.7
Other non-cash expenses	2.0
Estimated adjusted EBITDA	$140.7 - 148.7
Less:
Interest expense net of amortization of debt issuance costs, debt premium, original issue discount and impact from incremental borrowings related to Chesapeake Incident and Hurricane Events	41.9
Maintenance capital expenditures	6.8
Estimated distributable cash flow	$92.0 - 100.0

1.                          Includes $4.2 million of incremental costs, which are unrepresentative of our ongoing operations, in connection with our evaluation of the potential purchase of a third-party wood pellet production plant (the “Potential Target”). When we commenced our review, the Potential Target had recently returned to operations following an extended shutdown during a bankruptcy proceeding with the intent of demonstrating favorable operations prior to conducting an auction sale process; however, the Potential Target had not yet established a logistics chain through a viable export terminal, given that the terminal through which the plant historically had exported was not operational at the time and was not reasonably certain to become operational in the future. Accordingly, as part of our diligence of the Potential Target, we developed an alternative logistics chain to bring the Potential Target’s wood pellets to market and began purchasing the production of the Potential Target for a trial period. The incremental costs associated with the establishment and evaluation of this new logistics chain primarily consist of barge, freight, trucking, storage, and shiploading services. We have completed our evaluation of the alternative logistics chain and determined it is not viable; consequently, we do not expect to incur additional costs of this nature in the future.

2.                          Includes $0.7 million in costs, primarily legal fees related to the Hamlet Transaction, in addition to the costs described in footnote 1.

3.                          Distributable cash flow attributable to incentive distribution rights, cash distributions declared attributable to Enviva Partners, LP limited partners, and distribution coverage ratio for the first quarter of 2019 were calculated based on common units outstanding as of March 31, 2019.

Cautionary Note Concerning Forward-Looking Statements

Certain statements and information in this press release, including those concerning our future results of operations, acquisition opportunities, and distributions, may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on the Partnership’s current expectations and beliefs concerning future developments and their potential effect on the Partnership. Although management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. The forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to: (i) the volume and quality of products that we are able to produce or source and sell, which could be adversely affected by, among other things, operating or technical difficulties at our plants or deep-water marine terminals; (ii) the prices at which we are able to sell our products; (iii) failure of the Partnership’s customers, vendors, and shipping partners to pay or perform their contractual obligations to the Partnership; (iv) the creditworthiness of our contract counterparties; (v) the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, disruptions in supply or operating or financial difficulties suffered by our suppliers; (vi) changes in the price and availability of natural gas, coal, or other sources of energy; (vii) changes in prevailing economic conditions; (viii) our inability to complete acquisitions, including acquisitions from our sponsor and joint ventures, or to realize the anticipated benefits of such acquisitions; (ix) inclement or hazardous environmental conditions, including extreme precipitation, temperatures and flooding; (x) fires, explosions or other accidents; (xi) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, the international shipping industry, or power generators; (xii) changes in the regulatory treatment of biomass in core and emerging markets; (xiii) our inability to timely acquire or maintain necessary permits or rights for our production, transportation, or terminaling operations as well as expenditures associated therewith; (xiv) changes in the price and availability of transportation; (xv) changes in foreign currency exchange or interest rates, and the failure of our hedging arrangements to effectively reduce our exposure to the risks related thereto; (xvi) risks related to our indebtedness; (xvii) our failure to maintain effective quality control systems at our production plants and deep-water marine terminals, which could lead to the rejection of our products by our customers; (xviii) changes in the quality specifications for our products that are required by our customers; (xix) labor disputes; (xx) the effects of the anticipated exit of the United Kingdom from the EU on our and our customers’ businesses; (xxi) our inability to hire, train or retain qualified personnel to manage and operate our business and newly acquired assets; (xxii) our inability to borrow funds and access capital markets; (xxiii) our mis-estimation of the timing and extent of our ability to recover the costs associated with the Chesapeake Event and the Hurricanes through our insurance policies and other contractual rights; and (xxiv) our inability to successfully execute our project development and construction activities on time and within budget.

For additional information regarding known material factors that could cause the Partnership’s actual results to differ from projected results, please read its filings with the U.S. Securities and Exchange Commission (the “SEC”), including the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q most recently filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information or future events or otherwise.

Investor Contact:

Raymond Kaszuba

(240) 482-3856

ir@envivapartners.com